Exhibit 4.11

No.: DGSX2023062962

Bank of Xiamen

Xiamen Bank

Credit line agreement

addressee: Xiamen Pop Culture Co., Ltd., Huang Zhuoqin, Wei Liya

Credit Grantor: Bank of Xiamen Co., Ltd __________________________

In accordance with the Commercial Banking Law of the People's Republic of China and other relevant laws and regulations, both parties are equal, voluntary and in good faith

Principles, upon consensus, this agreement is hereby entered into and observed by.

Part I, General Terms

Article 1 Scope and classification of credit granting business

1.1	Scope of credit granting business

The credit recipient under this Agreement may apply to the credit Grantor for the working capital loan, fixed asset loan, bank acceptance bill and letter of guarantee

Business, trade financing, commercial acceptance bill guarantee post, valet derivatives trading and other individual credit granting business (including but not limited to factoring business). The single credit business under this Agreement includes both a single credit business and a quota credit business.

(1)	The working capital loan business under this Agreement refers to the week issued by the credit provider to the recipient for the daily production and operation week of the recipient

Transfer local and foreign currency loans.

(2)	The fixed assets loan business under this Agreement refers to the fixed assets investment issued by the credit Grantor to the recipient for the purchase of commercial property, machinery and renovation of machinery or plant, renovation of the business site or other fixed assets investment accepted by the Grantor

Local and foreign currency borrowing.

(3)	The bank acceptance bill business under this Agreement means that if the bill is issued by the recipient opening a deposit account at the credit granting person, applies to the credit granting person and accepts by the credit granting person for acceptance, the determined amount is unconditionally paid to the holder on the specified date

The bill financing.

(4)	The letter of guarantee under this Agreement refers to the application of the trusted person to the credit granting person, whose financing, bidding and contract performance in the form of issuing bank guarantee, issuing guarantee commitment, signing of guarantee contract, etc

To provide a joint and several guaranty.

(5)	this agreement refers to the trade financing business apply to the credit person, credit for credit to provide open international letter of credit (i. e., irrevocable documentary l / c) business, open a domestic credit / standby credit business, open guarantee, package loan business, export escort business, import escort business, import payment business, domestic payment business, export business, OA accounts receivable financing business, domestic credit seller escort business, domestic letter of credit buyer escort business

And one or more of the other international or domestic trade financing businesses.

(6)	The commercial acceptance bill mentioned in this agreement points between the recipient and the holder of the bill: the holder of the credit provider refers to the credit provider within a certain period and limit

Promise to discount the credit granting business for the required commercial acceptance bills held by the recipient.

(7) The transaction of the derivative means the recipient as the client; the derivative is a financial contract whose value depends on one or more underlying assets or indexes, and the basic types include forwards, swaps (swaps), options and the above one

Structured-derived tools of species or multiple features.

1.2	Classification of credit granting services

(1)	Loan financing business: working capital loan business under this Agreement, fixed asset loan business, trade financing, package loan business, export escort business, import escort business, import payment business and domestic payment business

Service and export OA accounts receivable financing business, domestic letter of credit seller escort business, domestic letter of credit buyer escort business

The inafter referred to as loan financing business.

(2) Bank credit business: Bank acceptance bill business and letter of guarantee business under this Agreement, as well as international letter of credit business, domestic letter of credit business, letter of guarantee / standby letter of credit business, are hereinafter collectively referred to as

Bank credit business.

Article 2 Line of credit

2.1	The amount of the credit line that the credit provider agrees to provide to the recipient under this Agreement is specified in Article 22 hereof. This agreement

When the credit is granted in multiple currencies, the amount stipulated in Article 22 of this Agreement is the total amount of local and foreign currencies.

Article 3 Term of use of the credit line

3.1	The term of the credit line under this Agreement is specified in Article 23 hereof. The credit recipient shall apply for a single credit granting business under the credit line within the term of the credit line. If the application applies to the credit granting person beyond the term of the credit line, the credit granting person shall have the right to refuse.

3.2	Upon the expiration of the term of the credit line agreed herein, if the credit Grantor agrees to continue to provide the credit line to the recipient through negotiation, both parties shall sign a separate written agreement.

3.3	The expiration of the term of the credit line shall not affect the legal effect of this Agreement and shall not constitute the cause for termination of this Agreement. Both parties shall continue to perform the single credit granting business already conducted in accordance with the provisions of this Agreement and the relevant individual credit granting documents, and the existing rights and obligations shall be fulfilled.

Article 4

4.1	Use of the credit line

Any agreement in this Agreement and in the single credit extension documents hereunder does not indicate that the credit Grantor must actually grant credit to the recipient according to the agreed amount, and the credit Grantor has the right to adjust the credit line according to the actual situation.

4.2	The credit recipient irrevocably agrees and confirms that: if the credit recipient applies during the term of the credit line of this Agreement, the credit Grantor shall have the right to follow the actual internal and external conditions (including but not limited to external regulatory requirements, internal credit policies of the credit Grantor, approval opinions, the implementation of guarantee conditions or the credit granting capital

4.3	Gold liquidity and other factors) to approve whether to be issued.

4.4	As of the effective date of this Agreement, based on the previously valid

Credit Line Agreement or similar Agreement and the individual credit granting documents, the credit balance incurred by the Credit Grantor shall be combined as the credit granted under this Agreement and granted under this Agreement

Article 5

The credit line, falling under the circumstances specified in Article 4.3 of this Agreement, does not occupy the credit line under this Agreement.

Unless otherwise agreed by the parties, the recipient and the third party deposit, deposit (must be opened in the credit place), structured deposit financial products or structured deposit products as a pledge guarantee the corresponding credit amount does not occupy the credit line under this agreement, but this part of the credit is still bound by this agreement, and the corresponding signed credit documents still belong to the single credit under this agreement

Form an integral part of this Agreement.

In the event of multiple joint liabilities under this Agreement, either recipient may apply for individual credit granting business under this Agreement without notice or consent of the other recipient; any credit granting under this Agreement

The balance shall be included in the total balance of the credit under this Agreement, and all believers shall be jointly and severally liable for the total balance of the credit.

Documents required to be signed for an individual credit granting business

If the recipient applies to the credit Grantor to conduct the single credit granting business under this Agreement, it shall submit the corresponding application form and / or loan to the credit Grantor

Deans and / or sign corresponding contracts / agreements with the credit Grantor (collectively referred to as individual credit granting documents). The above individual credit documents are this

The attachments hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

5.2	Individual credit granting documents shall have all or part of the following contents, and shall not be limited to this:

(1)	Type, credit granting amount, term and purpose of a single credit granting business;

(2)	Loan interest rate, interest rate adjustment mode and interest settlement method of a single credit granting business;

(3)	The payment method of the loan funds for a single credit granting business;

(4)	the fees and payment methods to be paid for a single credit business; (5) the repayment method of a single credit business;

(6)	Opening and manage the bank account of the recipient;

(7)	Other contents that shall be provided for by national laws and regulations.

5.3	In the case of any inconsistency in the specific contents of the loan financing business under this Agreement in different individual credit granting documents, the agreement of the loan IOU (if there is no loan IOU for the specific bank credit business, then the specific business application, the same below) shall prevail.

Article 6 The premise for conducting a single credit granting business

6.1	If the credit recipient undertakes a single credit granting business, the following conditions shall be met in accordance with the requirements of the credit granting person:

(1)	This Agreement has come into force;

(2)	Reserve the company documents, documents, seals and relevant personnel names related to the signing of this Agreement and individual credit granting documents

Single, signature sample, and fill in the relevant vouchers;

(3)	Open an account necessary for conducting an individual credit granting business as required by the credit granting provider;

(4)	If the credit provider requires the guarantee (including the security deposit), the guarantee contract shall remain valid and complete the statutory approval, registration and delivery

Or record procedures;

(5)	Submit the single credit extension documents and the relevant supporting documents of the credit extension use to the credit extension provider before the withdrawal, and go through the relevant withdrawal procedures;

(6)	Other prerequisites for conducting the business as agreed upon in the single credit granting documents;

(7)	Other conditions under which the credit Grantor considers that the recipient shall be satisfied.

The establishment of the above conditions does not mean that the credit provider must have the obligation to lend money or provide bank credit when the above conditions are met. But the above article

If the demand is not met, the credit Grantor has the right to refuse the recipient's application for withdrawal, except where the credit Grantor agrees to make the loan.

6.2	The application date of the first single credit granting business under this Agreement shall not exceed three months after the signing date of this Agreement, otherwise

The credit provider has the right to refuse to grant and cancel all the credit line.

Article 7 Interest calculation and collection and interest rate adjustment (applicable to loan financing business)

7.1	The interest rate, interest rate adjustment and interest settlement method of the specific loan financing business under hereunder shall be agreed in a single credit granting document.

7.1.1	(Applicable to RMB loan) The interest rate of RMB loan under this Agreement is based on the actual loan date (excluding the day)

The market quoted rate (LPR) plus / minus the corresponding basis points.

The latest corresponding term and type of interest rate plus / minus the corresponding basis points.

7.2	Interest calculation

Unless otherwise agreed by both parties, the interest on the loan under this Agreement shall be transferred from the loan funds to the loan collection account agreed in the single credit granting document

From date, according to the actual amount and the number of days. The interest shall be calculated on the date of interest settlement and included in the current period. Interest calculation formula: interest = actual days of principal daily interest rate.

The calculation base of daily interest rate is 360 days a year, and the conversion formula is: daily interest rate = annual interest rate

Rate / 360 (exception: Hong Kong dollar, Singapore dollar and pound sterling daily borrowing rate = annual interest rate / 365).

7.3	Type of borrowing interest rate adjustment method

7.3.1	Fixed interest rate refers to the execution interest rate that is not affected by the adjustment of the legal interest rate and the market interest rate that may occur during the debt performance period.

7.3.2	Floating interest rate refers to the change of the executive interest rate by the possible adjustment of the legal interest rate and the market interest rate during the debt performance period, but about

The interest rate calculated according to the original execution interest rate before the fixed adjustment date shall not be readjusted.

(1)	In the adjustment of the RMB loan by floating interest rate, the adjustment date is the corresponding date; the last day of the month is the corresponding date; if the adjustment date is the quarterly month, January 1, April 1, July 1 and October 1; for the monthly adjustment, the adjustment date is the 1st day of each month. On the adjustment date, the credit Grantor shall follow the market quoted interest rate (LPR) of the corresponding loan term before the adjustment date (excluding the date) and the addition / subtraction points agreed in the individual credit granting documents hereunder

The new borrowing rate is determined without further notice to the recipient.

(2)	If the foreign currency loan under this Agreement is adjusted by floating rate, the adjustment date shall be per year

December 21; quarterly, March 21, June 21, September 21; monthly, December 21. On the adjustment date, the Credit Grantor shall, on the basis of the latest interest of the same term and the type of the same interest rate applicable to the date obtained from Reuters before 9:00 in the individual credit granting documents under this Agreement

The rate and the same add / minus point value will be readjusted to determine the new borrowing rate without further notice to the recipient

Or according to the latest loan interest rate of the same currency and the same term of the same term corresponding to the provisions of the single credit granting documents

The bank will readjust to determine the new borrowing rate without further notice to the recipient.

7.4	Penalty and interest

7.4.1	If the recipient fails to pay the principal and interest of the loan when due (including the early maturity announced by the credit provider), the credit Grantor shall have the right to press from the overdue date

The interest rate of the loan actually executed by a single credit granting business (the domestic agency service fee rate, the same below) shall be increased by 50% until the date when the recipient pays off the principal and interest of the loan. If the recipient fails to use the loan funds according to the agreed purpose, the credit provider shall have the right to collect a penalty interest on the amount of the loan in the contract and the loan interest rate actually executed by the credit business shall rise by 100% until the date when the recipient pays off the principal and interest of the loan. The borrowing interest rate actually executed by the Agreement is based on this Agreement and the individual credit granting documents

If the agreed adjustment, the penalty interest rate shall be adjusted accordingly. For both overdue and misappropriated loans, the penalty interest shall be calculated according to the higher penalty interest rate.

7.4.2	For the interest and penalty interest not payable by the recipient on time, the penalty interest interest as stipulated in Clause 7.4.1 hereof shall be made from the date of delay

Rate to recover profits.

Article 8 Payment of loan funds (applicable to loan financing business)

8.1	Type of payment methods of loan funds

8.1.1	Entrusted payment by the credit Grantor, that is, the credit Grantor shall pass the loan funds through the trusted account according to the withdrawal application and payment entrustment of the recipient

The account pays to the transaction object of the recipient who meets the agreed purpose of the single credit extension document.

8.1.2	Independent payment by the recipient, that is, after the credit provider issues the loan funds to the account of the recipient

The person shall independently pay the transaction to the trusted object conforming to the purpose agreed in the contract. After applying for withdrawal, if the recipient pays the foreign payment,

If the credit rating and other conditions change, the credit provider shall have the right to change the payment method of the loan funds.

8.1.3	The trusted person changes the amount of the external payment, the payment object and the purpose of the loan under the changed payment method or the entrusted payment method

The credit extension provider shall be provided with written change application instructions, re-apply for withdrawal and submit relevant transaction materials to prove the purpose of the funds.

8.2	Payment standard of loan funds

If the single payment amount of working capital loan business and trade financing business under this Agreement exceeds RMB 10 million, the entrusted payment method shall be adopted; if the single payment amount of fixed asset loan business exceeds 5% of the total investment of the project or exceeds RMB five million, the entrusted payment method shall be adopted. Within the scope of the above entrusted payment standard, the credit Grantor has the right to propose a stricter entrusted payment standard when the recipient applies for a single credit granting business. If the credit granting person considers that the payment method of the loan funds chosen by the recipient in the withdrawal application does not meet the requirements, it shall have the right to change the payment method or stop the issuance and payment of the borrowed funds. The payment method of the borrowed funds hereunder shall be stipulated by the relevant individual credit granting documents. No payment subject to the entrusted not Have to pay independently.

8.3	Specific requirements for the entrusted payment of borrowed funds

8.3.1	If the entrusted payment is made by the credit granting person, the recipient shall provide the entrustment documents of the power of attorney, that is, the authorization and the credit granting person

After the borrowed funds are transferred to the account of the designated recipient, the borrowed funds are directly paid to the purposes agreed upon in the single credit granting documents

The transaction object account designated by the recipient.

8.3.2	If the payment is made by the credit Grantor, the recipient shall provide the credit Grantor with the loan account and the account information of the transaction object at the time of withdrawal

The payment amount and the proof materials proving that the withdrawal conforms to the purpose agreed in the single credit extension documents. The Entee shall guarantee that all the information provided to the Grantor is true, complete and valid. If the entrusted payment obligation of the Credit Grantor fails to be completed in time due to the untrue, inaccurate and incomplete transaction information provided by the grantee, the Credit Grantor shall not assume any responsibility and the grantee is herein this Agreement

The repayment obligations under the paragraph will not be affected.

8.3.3	Execution of the entrusted payment

(1)	If the entrusted payment is made by the credit provider, the credit provider shall submit the power of attorney and the relevant transaction materials after the submission After that, the borrowed funds will be paid to the recipient through the recipient's account.

(2)	If the credit Grantor finds that after examination, the relevant transaction materials provided by the recipient do not conform to the provisions of this Agreement or have other defects, it shall have the right to require the recipient to supplement, replace, explain or resubmit the relevant materials, which shall be submitted by the recipient The credit Grantor shall have the right to refuse the issuance and payment of the relevant transaction materials that the believer considers qualified.

(3)	In case of the refund of the account bank of the transaction object, so that the credit Grantor cannot timely pay the loan funds to the transaction object as entrusted by the trustee, the Grantor shall not assume any responsibility and the repayment meaning already generated by the trustee under this Agreement

The business will not be affected. The money returned by the account of the transaction object shall be frozen by the trusted person.

In such case, the recipient shall resubmit relevant transaction materials such as payment entrustment and use certificate materials.

(4)	The trusted person shall not avoid the entrusted payment by the credit granting person by breaking it up into pieces.

8.4	After the issuance of the loan funds, the recipient shall, according to the requirements of the credit provider, timely provide the record of the use of the loan funds and the purpose of the loan, including but not limited to the transaction evidence such as the purchase and sale contract, evidence of operating costs and expenses, and other evidence of other operating turnover expenses.

8.5	In any of the following circumstances, the credit Grantor shall have the right to redefine the issuance and payment conditions of the loan, or stop the issuance and payment of the loan funds:

(1)	The recipient violates this Agreement and avoids the entrusted payment by the credit Grantor by breaking it into pieces;

(2)	The credit status of the recipient is decreased or the profitability of the main business is not strong;

(3)	abnormal use of borrowing funds;

(4)	The credit recipient fails to timely provide the records and materials of the use of the loan funds as required by the credit provider;

(5)	The recipient pays the loan funds in violation of this Treaty.

Article 9 Repayment (applicable for loan and financing business)

9.1	Repayment method

9.1.1	The repayment methods of the loan financing business under hereunder include but are not limited to the following four types. The repayment methods of the specific business shall be stipulated in a single credit granting document:

(1)	Pay interest on schedule: the repayment date is the maturity date of the loan, and the interest payment date is the interest settlement date agreed in the single credit extension document, the recipient shall pay the interest on the loan on schedule, and repay the loan principal and remaining interest in a lump sum at the maturity.

(2)	Profit with this clearing method: the date of repayment and interest payment is the maturity date of the loan, and the recipient shall repay the principal and interest of the loan in a lump sum.

(3)	The same reduction method: the recipient shall return the loan principal in equal installments, and the current day and the interest payment date shall be the settlement agreed in the single credit granting documents

On the day of the coupon, the recipient shall pay the principal and interest of the first loan. The first repayment date, see the specific business application form, the last period

For the due date of the loan, the recipient shall pay the remaining principal and interest.computational formula:

Amount of principal and interest repayment in each period = loan principal / total number of repayment period + monthly interest rate of loan balance

(4)	The principal and interest method of equal amount: the principal and interest of the loan shall be equal, and the loan shall be repaid in the period. The repayment date and the interest payment date are the interest settlement date agreed in the single credit documents, and the recipient shall pay the principal and interest of the first phase of the loan. The first repayment date is shown in the specific business application. The last installment is the maturity date of the loan, and the recipient will pay the remaining principal and interest.computational formula:

9.1.2	The trusted person shall deposit the interest, principal and other amounts payable in the current amount in the repayment account opened on the repayment date and the interest payment date. The credit Grantor shall have the right to transfer the interest on the repayment date and the interest payment date, or require the recipient to cooperate in the relevant transfer procedures.

9.2	Repayment account

The repayment account information is agreed upon by the single credit granting document.

9.3	Order of loan repayment

Unless otherwise agreed by both parties, the Credit Grantor shall have the right to decide the order of principal repayment or interest when the recipient defaults on the loan principal and interest; In installment repayment, if there are multiple due or overdue loans under the relevant business application and other legal documents, the Credit Grantor shall have the right to decide the order of repayment of the recipient; and the deposit between the recipient and the Credit Grantor

In the case of multiple maturing loan agreements, the credit Grantor shall have the right to determine the order of the agreements performed by each repayment of the recipient.

9.4	Supervision of fund withdrawal accounts

The recipient shall open a fund withdrawal account in the name of the account, and the recipient shall enter the account. The trusted person shall provide the fund inflow and exit of the account in time. The credit Grantor shall have the right to request the recipient to explain the large amount and abnormal capital inflow and outflow in the fund withdrawal account and supervise the account. The fund withdrawal account information of the recipient shall be agreed upon by a single credit granting document.

9.5	Prepayment

If the recipient needs to repay the loan in advance, he shall submit a written application to the credit provider 15 working days in advance. After the approval and approval of the credit granting person, the advance repayment procedures shall be handled. The credit provider has the right to decide the order in which the amount of repayment in advance shall be used to repay the loan, and the interest collected according to the original agreement shall not be refunded. If part of the loan is repaid in advance, the repayment principal and interest shall be determined from the date of the remaining principal.

If the credit granting person agrees to repay the payment in advance, the liquidated damages standard shall be stipulated in the single credit granting document.

Article 10 Advance interest (applicable to bank credit business)

10.1	Pay to the credit Grantor before the expiration of the bank payment business or the payment of the beneficiary to the credit Grantor

The Credit Letter shall deposit the full amount of payment or deposit for the credit Grantor's external payment, and the Credit Grantor shall also have the right to debit the foreign currency or RMB account of the Credit Grantor as provision for external payment. If the credit Grantor advances the external payment due to insufficient payment or security deposit, the recipient shall pay off the above advance payment. From the date of advance payment, the Credit Grantor shall have the right to pay the advance payment amount on a daily basis

The advance interest shall be calculated at 50000, and the compound interest shall be calculated according to the advance rate agreed in this paragraph.

Article 11 Guarantee

11.1	The trusted tee shall provide guarantee as required by the credit tor. A separate guarantee contract shall be signed separately between the credit Grantor and the guarantor for the specific guarantee method.

11.2	Margin guarantee

11.2.1	When a single credit granting business is actually conducted under this Agreement, the credit Grantor may collect part of the funds from the recipient as a security deposit according to the specific circumstances. The recipient shall open a margin account at the credit Grantor and deposit the margin required by the credit Grantor into the margin account,

The deposit amount and the margin account information shall be agreed upon by the single credit extension document.

11.2.2	The deposit funds will be frozen after entering the deposit account and will be deemed to be in possession of the credit person. The recipient shall not request to withdraw the credit debt guaranteed by the deposit before it is fully paid off. The funds in the margin account and the deposit interest generated shall be used as the pledge guarantee provided by the recipient to the credit provider under this Agreement.

11.2.3	The guarantee scope of the aforementioned deposit pledge includes the guaranteed debt principal and the interest (including possible penalty interest, compound interest, debt interest during the delay in performance) and expenses (including but not limited to liquidated damages, damages, notary fees, attorney's fees and the credit fees paid for the realization of the creditor's rights), etc.

11.2.4	If the Licentee fails to pay the debts due under the Master Contract or the debts declared to be due in advance, or in violation of any provision of this Agreement, the Credit Grantor shall have the right to directly deduct the deposit in the above deposit account for repayment without notice to the Licentee.

Article 12. Statements and Commitments

12.1	The recipient declares as follows:

(1)	The trusted person is registered and legally existing according to law, and has the full capacity for civil rights and acts required for the signing and performance of this Agreement ability;

(2)	The signing and performance of this Agreement is based on the true intention of the recipient, which has obtained legal and valid authorization as required by the articles of Association or other internal management documents, and will not violate any agreement, contract and other legal documents binding on the recipient; the recipient has or will obtain all relevant approvals and permits required for the signing and performance of this Agreement

May be filed or registered;

(3)	The transaction background of the application to the credit provider for business is true and legal, and it is not used for illegal purposes such as money laundering;

(4)	The recipient does not conceal from the credit provider the events that may affect the financial position and performance capacity of it and the guarantor;

(5)	The trusted person and any of its shareholders and affiliated companies are not involved in any liquidation, bankruptcy, reorganization, merger (merger), division,

Reorganization, dissolution, capital reduction or similar legal proceedings, without any circumstances that may lead to such legal proceedings;

(6)	The recipient is not involved in any economic, civil, criminal or administrative proceedings or proceedings that may have a material adverse impact thereon

No similar arbitration proceedings occur that may involve them in such proceedings or similar arbitration proceedings;

(7)	Any important assets of the recipient do not involve any enforcement, seizure, seizure, freezing, detention, supervision measures,

Neither were there any circumstances that could lead to such measures being involved.

12.2	The recipient undertakes as follows:

(1)	Timely perform the responsibility of payment and repayment to the credit Grantor;

(2)	In accordance with the requirements of credit extension, submit financial statements (including but unlimited annual reports, reports and monthly statements) and other relevant materials with the credit extension; the recipient shall ensure that it continuously meets the financial indicators required by the credit provider;

(3)	The loan project of the recipient and the loan items hereunder shall comply with the requirements of laws and regulations;

(4)	If the appointee has or will enter into a countersecurity agreement or similar agreement with the guarantor, the Association

The Agreement will not prejudice any rights of the Credit Grantor under this Agreement;

(5)	Accept the credit inspection and supervision of the credit provider, and give sufficient assistance and cooperation; if the recipient pays independently, it shall press

Collect and report the payment and use of the loan funds regularly according to the requirements of the credit granting person;

(6)	if the occurrence may affect the recipient or the guarantor financial condition and performance ability, including but not limited to the merger, division, capital, equity transfer, foreign investment, substantial increase in debt financing, material assets and creditor's rights transfer and other matters may adversely affect the solvency of the recipient, must obtain credit with meaning;

(7)	The recipient shall promptly notify the Credit Grantor of the following circumstances:

a.	Change of the articles of association, business scope, registered capital and legal representative of the recipient or the guarantor;

b.	Conduct any form of joint venture, joint venture, cooperation with foreign investors, contracted operation, restructuring, restructuring, planned listing, etc Change of operation mode;

c.	Involin a major litigation or arbitration case, or property or security is seized, seized or supervised, or on the security Set up the new guarantees;

d.	Closing, dissolution, liquidation, suspension of business for rectification, cancellation, revocation of business license, (being) application for bankruptcy, etc.;

e.	Shareholders, directors and current senior management personnel are suspected of major cases or economic disputes;

f.	Event of breach of contract of the recipient under other contracts;

g.	Business difficulties and deterioration of financial conditions occur.

(8)	All documents, financial statements, vouchers and other materials provided by the Belientee to the Credit Grantor under this Agreement are true

Complete, accurate, and effective;

The Credit Grantor has the right to recover the loan in advance according to the withdrawal of funds of the recipient;

(10)	In the event of the export tax rebate pledge loan business under this Agreement, the credit Grantor shall have the right to enter the export tax rebate into the export tax rebate quality

The account shall be deducted immediately to pay off the loan debts pledged by export tax rebate under this Agreement;

(11)	Matters not agreed upon in this Agreement and the single credit granting documents shall be handled in accordance with the relevant provisions and business practices of the credit granting person texture.

Article 13 Disclosure of related party transactions within the group of the recipient

13.1	If the recipient is a customer of the Group determined by the credit Grantor in accordance with the Guidelines on the Risk Management of the Credit Extension Business of Commercial Bank Group Customers, it shall be accepted

The Letter shall timely report to the Credit Grantor the situation of related transactions of more than 10% of the net assets, including the related relationship of the parties to the transaction, the transaction items and the nature of the transaction, the amount or the corresponding proportion of the transaction, and the pricing policy (including the payment of no amount or only a symbolic amount easy).

13.2	Under any of the following circumstances, the credit granting person shall have the right to unilaterally decide to stop the unused credit extension of the credit recipient and recover the part in advance

Or all the used but outstanding credit, or require 100% margin: take the bank funds or credit; in major merger, acquisition and reorganization, the credit provider thinks that it may affect the security of the loan; intentionally escape through related transactions

Waste bank claims; other circumstances stipulated in Article 18 of the Risk Management Guidelines for Credit Extension Business of Commercial Bank Group Customers.

Article 14 Event of breach of contract and handling

14.1 One of the following shall constitute or be deemed an event of default of the recipient hereunder:

(1)	The recipient fails to perform the payment and repayment obligations to the credit Grantor according to the provisions hereof;

(2)	The Trentee fails to use the borrowed funds in the manner agreed herein or does not use the obtained funds for the purposes agreed herein road;

(3)	The statements made by the Trentee in this Agreement are untrue or in breach of its commitments made in this Agreement;

(4)	In the event of Sub-Clause 12.2.6 of this Agreement, the Grantor may affect the financial status of the Belientee or the Guarantor

Situation and performance capacity, but the recipient fails to provide a new guarantee or replace the guarantor as required by the credit provider;

(5)	The credit status of the recipient decreases, or the profitability, solvency, operating capacity and cash flow of the recipient decrease

The deterioration of the service indicators, breaking through the indicators constraints or other financial agreements agreed herein;

(6)	The agreement between the recipient and its affiliates and the Credit Grantor or other institutions of Bank of Xiamen Co., Ltd

Event of default; event of default under the agreement between the recipient and its affiliates and other financial institutions;

(7)	The guarantor violates the provisions of the guarantee contract or between the credit provider or other institutions of Bank of Xiamen Co., Ltd

Event of breach of contract under other contracts of;

(8)	Due to collateral loss, damage or value reduction for various reasons (including but not limited to demolition, expropriation, natural disasters, accidents, market changes, etc.), the recipient shall not provide new guarantee as required by the credit granting person, and shall not be repaid in advance

The loan amount of the equivalent impairment value of the collateral;

(9)	The termination of business or dissolution, cancellation or bankruptcy;

(10)	The recipient is involved in or may be involved in major economic disputes, litigation, arbitration, or his assets are sealed up, detained or enforced, or is investigated by judicial organs or tax, industrial and commercial administrative organs or take punitive measures according to law,

Has experienced or may affect the performance of its obligations hereunder;Fast hair to,

Personal freedom, which has been, or may affect the performance of its obligations hereunder;

(12)	When the credit Grantor examines the financial situation and performance ability of the recipient, it finds that it may affect the recipient or bear the responsibility

The financial condition and performance capacity of the guarantor;

(13)	There is a large amount and abnormal capital inflow and outflow in the designated capital withdrawal account, and the recipient cannot provide the approval of the credit provider

Interpretation of the materials;

(14)	According to the reasonable judgment of the Credit Grantor, it may substantially damage the rights and interests of the Credit Grantor under the single credit granting business

Other events and have a substantial adverse impact on the continued performance of the business, including but are not limited to: the market (exchange rate, interest rate, industry, and related derivatives market), policy and regulation, monetary, finance, industry, regional development, financial situation of other countries and other force majeure events; the performance ability of other parties in the individual business Generate significant adverse changes.

14.2 In case of the default event specified in the preceding paragraph, the Credit Grantor shall have the right to take the following measures separately or at the same time according to the specific circumstances:

(1)	Ask the recipient and the guarantor to correct their breach within a time limit;

(2)	Announce that all or part of the principal, interest and other amounts payable of the loan financing business under this Agreement shall expire immediately;

(3)	Regardless of whether the performance conditions of the bank credit business under this Agreement expire or achieve, the recipient is required to grant credit in advance

The request of the full deposit;

(4)	Terminate or rescind this Agreement, or terminate other contracts between the recipient and the credit Grantor in whole or in part;

(5)	Request the recipient to compensate for the losses caused to the credit provider caused by its breach of contract;

(6)	the recipient in the credit and Xiamen bank co., LTD., other institutions to open the account money (including but not limited to current deposits, time deposits, structured deposits, certificates of deposit, financial funds, etc., the same below) deduction to pay off the recipient under this agreement to the credit person borne by all or part of the debt, and no need to notify the recipient in advance. The outstanding amount in the account shall be deemed to be due in advance, and the losses arising therefrom shall be borne by the appointee himself. If the currency of the account is different from the valuation currency of the credit granting business, it shall be converted according to the foreign exchange rate applicable to the credit granting person at the time of deduction, and the exchange rate risk shall be affected

The letter shall bear;

(7)	Ask the recipient to provide new guarantees and / or replace the guarantor

(8)	Exercise of the real right of security;

(9)	Ask the guarantor to bear the guaranty liability;

(10) To calculate and collect penalty interest, advance interest and compound interest from the recipient as agreed herein;

(11) Other measures deemed necessary and possible by the Credit Grantor.

14.3 If this Agreement contains multiple recipients, either recipient fails to perform its obligations hereunder or occurs

In case of any specified breach, the Credit Grantor shall have the right to take any remedy measures for breach as agreed to all the recipients.

Article 15 Reserves of rights

15.1 If either Party fails to exercise part or all of its rights under this Agreement, or fails to require the other Party to perform or assume part or all of its obligations and responsibilities

It does not constitute a waiver of such right or an exemption from such obligation and liability.

15.2 Any tolerance, extension or delay of the exercise of the rights under this Agreement by either party to the other party shall not affect its rights under this Agreement and

Any right enjoyed by laws or regulations shall not be deemed as a waiver of such right.

Article 16 Effectiveness, alteration and rescission of the agreement

16.1This Agreement shall come into force upon signing by the legal representatives (responsible persons) or their authorized agents of both parties or affix the seals of both parties.

16.2 This Agreement may be modified or modified in writing upon mutual agreement of both parties, and any modification or modification shall constitute this Agreement

Components of the segmentation.

16.3Unless otherwise provided by laws and regulations or by the parties, this Agreement shall not be fulfilled until all the rights and obligations are fulfilled stop.

16.4The credit granting person is unable to perform the agreement or act according to the changes of laws, regulations, regulatory provisions or the requirements of the regulatory authorities

In case, the credit Grantor shall have the right to terminate or perform this Agreement in accordance with laws, regulations or changes required by regulatory authorities. If the termination or change of this Agreement leads to the credit Granunable to perform according to this agreement, the credit Grantor shall be exempted from liability

Ren.

Article 17 Application of law and dispute resolution

17.1	This Agreement shall be governed by the laws of the People's Republic of China (excluding Hong Kong, Macao Special Administrative Region and Taiwan Region).

17.2	The jurisdiction and settlement of the dispute shall be subject to the provisions of Article 26 of hereof. During the dispute period, the parties shall continue to perform the undisputed clauses.

17.3	The legal fee (or arbitration fee), reasonable attorney fee and other expenses (including but not limited to property preservation fee, security fee, appraisal fee, travel fee, notarization fee, translation fee, appraisal auction fee, execution fee, etc.) shall be borne by the breaching party. The expenses incurred by any relief measures such as objection, administrative reconsideration, report and criminal report to the competent authority shall be borne by the breaching party.

Article 18 Other provisions

18.1 The valid vouchers of the creditor's rights of the Credit Grantor under this Agreement shall be subject to the accounting vouchers issued and recorded by the credit Grantor in accordance with its own business provisions.

18.2 Except for other provisions of this Agreement or the supplementary agreement signed between the Credit Grantor and the recipient, the Credit Grantor and the recipient shall have the contrary

The assignment of the claims of the Credit Grantor hereunder is confirmed as follows: The recipient agrees that the Credit Grantor shall have the right to unilaterally decide to transfer the claims under this Agreement in whole or in part to any third party; The notice of the assignment of the creditor's rights of the credit granting person to the recipient shall be effective to the recipient as of the date of issuance; The Tragentee hereby irrevocably agrees that the credit Grantor has the right to unilaterally accept the entrustment of the creditor's right to continue to manage the creditor's rights and the corresponding security rights against the grantee, Management matters include but are not limited to the withholding of the account funds of the recipient and the guarantor to pay the amount payable under this Agreement, On behalf of the trusted person and the guarantor to Sue and preserve the collection measures. If the credit Grantor deducthe due payment as an agent, the credit Refetor agrees that the credit Grantor shall have the right to directly deduct the amount from any repayment account or other accounts opened by the trustee and the guarantor at the Credit Grantor and its branches for payment

The Trentee and Guarantor shall pay the principal and interest and other amounts due without notice to the Trentee and Guarantor.

18.3 Without the written consent of the credit Grantor, the recipient shall not assign any rights or obligations under this Agreement to a third party.

18.4 If the credit Grantor shall entrust other institutions of Bank of Xiamen Co., Ltd. to perform its rights and obligations under this Agreement, or

The business under this Agreement shall be undertaken and managed by other institutions of Bank of Xiamen Co., Ltd., and the recipient agrees. Other institutions authorized by Bank of Xiamen Co., Ltd. by the Credit Grantor, or other institutions of Bank of Xiamen Co., Ltd. undertaking the business hereunder shall have the right to exercise all the rights hereunder and submit the rights to this Agreement in the name of the dispute under this Agreement

The agreed arbitration commission shall apply for arbitration or file a lawsuit or apply for enforcement in the court with jurisdiction in the place where the agency is located.

18.5 Except for the expenses to be borne by the Credit Grantor as clearly stipulated by laws and regulations, any other expenses under this Agreement shall be borne by the recipient.

18.6  Without affecting any other provisions hereof, this Agreement shall affect both parties and their respective successors and assigns legally binding force.

18.7 If a provision of or part of this Agreement is now or future invalid, such invalid provision or invalid part does not

Affect the validity of this Agreement and other provisions hereof or other contents thereof.

18.8 The Credit Grantor has the right to provide information related to this Agreement and other relevant information of the recipient in accordance with relevant laws, regulations and regulatory provisions

It shall be provided with the credit investigation system of the People's Bank of China and other credit information databases established according to law for institutions or individuals with appropriate qualifications to inquire and use according to law. The Credit Grantor shall also have the right to go through the credit investigation system of the People's Bank of China for the purpose of the conclusion and performance of this Agreement

And other legally established credit information database to query the relevant information of the recipient.

18.9 The Trentee agrees that the Credit Grantor will have attached business related to this Agreement (including but not limited to the credit Grantor system development, maintenance and reconciliation

Printing and mailing of documents and other relevant documents, arrears collection, property assessment and other outsourced operations allowed by laws and regulations, etc.)

Entrust a third party to handle the matter in accordance with the provisions of laws and regulations, and the recipient agrees to provide the relevant information of the recipient under this Agreement

The data shall be submitted to the above third party for the handling of the entrusted matters.

18.10	If the credit Grantor deems it necessary, the recipient shall complete the notarization of this Agreement. Such notarization shall have enforcement effect, and the recipient undertakes that the recipient is willing to accept compulsory execution according to law if the recipient fails to perform or does not fully perform its obligations.

18.11	In case of any inconsistency between the second part of this Agreement and the general provisions of Part I, the provisions of Part II shall prevail.

Part II is a part of the special terms for credit granting business

Article 19 Special terms for fixed assets loan business

19.1 The application for a fixed asset loan shall meet the following conditions in addition to the preconditions stipulated in Article 6 of this Agreement:

(1) The recipient has submitted the project feasibility study report, project approval and other necessary to the credit provider according to law Proto-document;

(2) The trusted person has submitted to the credit Grantor the current valid business license, the articles of association of the company, and the recent financial statements of the withdrawal date;

(3) The capital in the same proportion as the loan to be issued has been in full, and the actual progress of the project has matched the amount of the investment;

(4) If the amount of a single payment exceeds 5% of the total investment of the project, or the amount exceeds RMB 5 million yuan (including, or equivalent foreign currency), the credit Grantor shall have the right to require the recipient to provide the confirmation project signed by the tripartite institutions including supervision, evaluation and quality inspection

Written documentation of progress and quality.

Article 20 Special terms for bank acceptance bills

20.1 Contents of the bank acceptance bill

(1)	The contents of the bank acceptance bill under a single credit extension service shall be agreed upon in the single credit extension document.

(2)	The acceptance agreement number in the single credit granting document refers to the "acceptance" recorded on the face face of the bank acceptance bill issued by the credit granting person

The content of the "agreement number" is not the same content as the "number" content of the single credit extension document.

20.2 Before applying for a bank acceptance bill, the recipient shall meet the following conditions in addition to the preconditions stipulated in Article 6 of this Agreement:

(1)	The recipient has provided the principal and copy of the transaction contract verified by the credit provider and the relevant trade background transaction materials;

(2)	The trusted person has provided the deposit pledge according to the requirements of the single credit granting document;

(3)	The recipient has paid the exposure management fee in a lump sum in accordance with the provisions of the credit Grantor;

(4)	Other conditions that the Credit Grantor considers that the recipient should be satisfied.

20.3 Rate and penalty interest

(1)	When the recipient applies to the credit Grantor for the acceptance bill, it shall pay the formalities equivalent to 5% of the face amount fee.

(2)	When the credit recipient applies for the acceptance bill to the Credit Grantor, it shall pay the exposure management fee to the Credit Grantor in accordance with the relevant provisions of the Credit Grantor. The exposure management fee is calculated according to the difference between the acceptance amount of the single application and the amount of the deposit and the deposit

The rate shall be agreed by the single credit document, and the recipient shall pay it once before acceptance.

(3)	If the recipient fails to make up the bill in full at the maturity of the bank acceptance bill, no matter whether the holder makes payment or not, the credit Grantor has the bank acceptance bill advance, which occupies the credit funds of the credit Grantor or the bank acceptance bill

The date of the advance is the next day after the maturity date specified in the bank acceptance bill.

Article 21 Special terms for the letter of guarantee business

21.1 Letter of guarantee opening and commission charge

(1)	If the credit Grantor accepts the application of the recipient and opens a letter of guarantee or provides any other form of bank guarantee as required by the recipient, the details of the guarantee or other form of bank guarantee shall be the letter of guarantee issued by the credit Grantor or any other bank

The provisions of the guarantee document shall prevail. For the contents of the document, please refer to the sample draft of the Guarantee Document attached to the single credit granting document.

(2)	The credit recipient shall pay the handling fee for issuing the letter of guarantee to the credit granting person on time, and the basis, standard and method of the fee shall be calculated and collected in accordance with the relevant provisions of the credit granting person. The specific payment amount and method of the handling fee shall be agreed upon by the single credit granting document. For the expenses that should be borne by the trusted person after signing the letter of guarantee, the trusted person will

Pay to the Credit Grantor according to the amount and method required by the Credit Grantor.

21.2 Modification of the content of the guarantee

(1)	If the recipient needs to modify the letter of guarantee, it shall submit a written application to the credit provider (using the credit provider to the recipient Provided format).

(2)	When the modification of the letter of guarantee involves the amount, currency, interest rate, term or other terms that the credit provider deems necessary to add the guarantee,

The credit Grantor shall have the right to request the recipient to increase the deposit and / or require the recipient to obtain the counterguarantor in the written application

Signed consent, and / or provide other security, otherwise the Credit Grantor has the right to refuse to accept the recipient's application for modification.

(3)	If the recipient needs to modify the relevant text of the guarantee, he / she shall pay the modification fee of RMB 300 to the credit provider in a lump sum.

(4)	The modification of the letter of guarantee does not change the other rights and obligations of the recipient in the single credit extension document.

21.3 External payment and interest

The recipient agrees that when the claim occurs in the guarantee business under the single credit extension document, the beneficiary claim document is audited by the credit provider

If agreed in the letter of guarantee, the credit Grantor shall have the right to make payment to the outside world directly without the consent of the recipient.

21.4 Supplementary commitment of the recipient

(1)	Any commitment, any limitation of rights or any expenses made by the credit Grantor in the relevant text of the guarantee

All losses shall be made at the request of the recipient, and any losses suffered by the credit provider shall be borne by the recipient. The credit provider shall have the right to directly deduct them from the account opened by the recipient in Bank of Xiamen Co., Ltd

To offset it, without advance notice to the recipient;

(2)	If the letter of Guarantee is entrusted to the transfer / transfer by other banks, the recipient agrees to undertake the right of the credit Grantor under the transfer / transfer guarantee

All risks and responsibilities of the transfer / transfer line;

(3)	The guarantee liability of the grantor is affected by the execution and termination of the basic contract on which the guarantee is issued

In any case, the recipient shall immediately notify the credit Grantor;

(4)	Without the written consent of the credit provider, the recipient shall not modify the content of the basic contract on which the letter of guarantee is issued;

(5)	The trusted person shall cooperate with the credit provider to handle the relevant procedures for the performance under the external guarantee;

(6)	Letters and documents under the opening letter of guarantee are lost in the process of mail, telecommunications transmission or other transmission

The risks of delay, error, damage and the risks generated by the credit provider using the third-party services shall be borne by the recipient.

21.5 Issue a letter of guarantee with a supplementary agreement

The credit Grantor only handles documents or certificates, and shall not be responsible for any disputes arising from the underlying contract, and the credit Grantor is responsible

When handling documents or certificates, they shall not be responsible for their authenticity, delay or loss during mailing.

Part III, Special Terms

(For the following special terms, say "" in □ and "" for not applicable)

Article 22 The amount of the credit line and the maximum amount of the claims

22.1 The line of credit (principal) provided by the Credit Grantor to the recipient hereunder is:

Currency: RMB ________________________________

Amount : (in words) four million yuan only _______________________________

22.2 The maximum amount of claims under this Agreement means the principal, interest, compound interest, penalty interest, liquidated damages and damages

Gold, interest on debts during the delayed performance period, related losses arising from changes in exchange rates, and other payments payable by the recipient

(Including but not limited to the relevant handling fees, telecommunications fees, miscellaneous fees and other expenses), the realization of creditor's rights or the realization of security property rights

Fee (including but not limited to collection fees, legal costs or arbitration fees, storage security fees, preservation fees, execution fees,

Announcement fee, evaluation fee, auction fee, taxes, transfer fee, attorney's fee, travel fee, notary fee and other expenses), etc.

All claims are:

currency: ___________________________

Amount: (in words). ____________________________

Article 23 Term of use of the credit line

The term of the credit line determined in this Agreement shall be from 20 June 2023 to ______On June 20,2026.

Article 24 Annual examination of credit line

Is the credit line under this Agreement subject to annual review:

☑ Yes, every year annual audit. During the annual examination of the credit line, the credit provider shall have the right to re-examine the production and operation of the recipient, financial status, credit status, performance ability and guarantee conditions of the recipient, etc. After the annual review, the recipient shall continue to propose the quota to the credit provider

Single credit granting service application.

Figure no.

Article 25 Joint liabilities (applicable to two parties or more)

Are all obligations incurred hereunder as joint liabilities:

☑ yes;

Zone No.

Article 26 Any dispute arising from or in connection with this Agreement shall be settled by both parties through negotiation, both parties shall agree

Into take the following methods:

☑ Bring a lawsuit to the people's court in the place where the credit provider is located.

The district shall submit the dispute to the arbitration commission for arbitration in accordance with the arbitration rules in effect of the commission at the time of the arbitration application. The place of arbitration is the place of the credit provider, L. The arbitral award shall be final and binding on both parties. When submitting to arbitration, both parties agree to choose the summary procedure

The order is tried.

Article 27 Agreement on service

27.1 Notice, letters, data messages, etc. sent to the recipient shall be sent to the following address, contact person and / or electricity

Sub-communication terminal. If the recipient changes its name, address, contact person or communication terminal, it shall timely notify the credit provider in writing within three days after the change. The service of the credit Grantor before actually receiving the change notice shall still be valid service. Electronic service is the same as written service

Such legal effect.

Contact person: Xiamen general general Article spend Stock portion have limit state-owned Tel.: 0592-5968189

Address: Unit 836, No.5, Muuo Road, Huli District, DCity: - 001000

The recipient (☑ agrees) accepts electronic service and the electronic terminal information is as follows:

Mobile phone calls / SMS: pass portraiture: ______/_______

WeChat ID:  /  mail box: afc@cpop.cn

Contact person: Huang Zhuoqin (ID No.: [*]) Tel:1359951865(

Contact address:Xiamen City lake In the area reverent lay Road no. 5 8 3 6 one firstzip code:361000

The recipient (☑ agrees) accepts electronic service and the electronic terminal information is as follows:

Mobile phone calls / SMS: 13599518650 portraiture: ____________________

WeChat ID: ________/________mail box: afc@cpop.cn

Contact person: Velia (ID No.: [*]) Contact number: 1359951865

Contact address: Xiamen market lake In the area reverent lay road 5 Number 8 3 6 one Yuan zip code:361000 Client (☑ agrees The District does not agree) to accept the electronic service, and the electronic terminal information is as follows:

Mobile phone calls / SMS: 13599518650 portraiture:__________________

Micro signal: Email address: afc @ cpop. The cr (if this Agreement has more than two recipients and inconsistent service address, contact person and / or electronic communication terminals, may be found in " its

He agrees " terms, additional pages or in other written form in reference to the corresponding service address, contact person and / Or an electronic communication terminal)

27.2 The previous agreed address, contact person and / or electronic communication terminal are also the recipient work contact, document exchange and notarization

Authority and dispute resolution of the people's court and / or arbitration institutions of all relevant documents (including but not limited to the exchanges, compulsory execution notarization, claims transfer, first instance, second instance, retrial, execution procedures, application for payment, realize the special procedure of security and arbitration process correspondence, notification, claims, complaint, arbitration application, evidence materials, transmission, ticket, notification, letter, notice, hearing, judgment, award, orders, conciliation letter, deadline performance notice, petition, execution, etc.) of the service address. Those sent by express delivery or registered mail shall be delivered on the third day after the delivery of mail; for those sent by SMS / fax / WeChat / E-mail, the aforementioned electronic documents shall be accurately copied by the sender for the electronic terminal information and the recipient data electronic receiving system has not been returned by the system

In the case, it shall be deemed to be served.

27.3 The terms of service and dispute settlement of this Agreement are independent terms and are not subject to changes in the validity of the Agreement or other terms sound.

Article 28 Other provisions

1. Event of default and handling of the credit Grantor

1.1 If the recipient has evidence to prove that the credit Grantor violates the provisions of laws and regulations or the parties agree to handle its information, it shall have the right to raise objections and request them

Seek the credit provider to take measures such as correction and remedy in time.

1.2 If the recipient finds that the staff of the credit Grantor collects fees illegally, he has the right to call the customer service hotline of the credit Grantor

400-858-8888 for Complaints made.

2. The recipient illegally increased the local government hidden debt and dealt with it

The recipients are not allowed to illegally the hidden debts of local governments. If the recipient is found to increase the hidden debts of the local government, the credit provider shall have the right to take the following measures: (1) unilaterally terminate the financing to the recipient and declare all or part of the financing business hereunder

Due immediately; (2) terminate the withdrawal of the signed financing contract; (3) timely report the relevant situation to the relevant regulatory authorities.

3. Agreement on relevant liquidated damages and expenses

3.1 Liquidated damages paid in advance

If the recipient applies for the repayment in advance and meets the classification standards of small and micro enterprises identified by the current effective laws and regulations, the recipient shall report to it

If the credit Grantor applies for and provides relevant certification materials, the credit Grantor shall be exempted from the liquidated damages for repayment in advance after approval.

3.2 Management fee for bank acceptance bill exposure

From November 26,2021, if the recipient complies with the laws and regulations in force when dealing with the bank acceptance bill business

The credit provider is exempted from the exposure management fee for small and micro enterprises.

3.3 Mortgage appraisal fee

3.3.1 The residential mortgaged property of the credit Grantor and the valuation of the parking space in some areas has been evaluated online, if the mortgaged property under this Agreement is used online

The evaluation and evaluation expenses shall be borne by the credit provider.

3.3.2 If online appraisal cannot be used, the relevant appraisal fee and charges for "the above date after the bank loan application date of the small and micro enterprises"

The product evaluation fee shall be borne by the credit provider. If the state and regulatory authorities have the update requirements, the latest regulatory requirements shall be implemented.

3.3.3 If the appointee (the mortgagor) entrusts the appraisal but complies with Article 3.3.2, the credit Grantee shall bear the assessment fee, and the appointee (the mortgage

Person) can apply for expense reimbursement to the credit extension person by ticket.

3.3.4 If the online appraisal cannot be used and it does not comply with the provisions of Article 3.3.2, the relevant appraisal fee and the collateral appraisal fee shall be trusted

Person (mortgagor) shall bear it.

3.4 Insurance premium

3.4.1 Mortgaged property insurance

(1) If the credit provider is used as the first beneficiary (or the claimant) of the mortgaged property insurance, the insurance fee shall be paid by the credit provider and the recipient

The believer (mortgagor) shall jointly bear in the proportion of 2:8.

(2) If the trustee (mortgagor) is the first beneficiary (or the claimant) of the mortgaged property insurance, the insurance fee shall be given by

The recipient (mortgagor) shall bear the burden.

3.4.2 If the credit Grantor is the first beneficiary of the accident insurance of the recipient, the insurance expenses shall be borne by the credit Grantor.

3.4.3 If the appointee agrees to insure the performance guarantee insurance in accordance with the relevant institutional requirements of the credit Grantor, the insurance cost shall be borne by the appointee.

3.4.4 Its he a place difficult of access a surname make an appointment fix ： L

3.5 Notary fee

For the financing business of small and micro enterprises that really need to handle compulsory notarization in accordance with the relevant system of the credit granting person, the notarization fee shall be jointly borne by both parties Bear, the credit provider shall bear /%. If the trusted person entrusts the compulsory notarization by himself, the trusted person may call the credit granting person with the invoice

Please share the expense for reimbursement.

3.6 Guarantee modification fee

If the recipient needs to modify the relevant text of the guarantee, the modification fee standard and payment of the guarantee shall be agreed by the single credit document.

3.7 Bank acceptance bill handling fee

When the recipient applies for the acceptance bill from the credit granting person, the standard of handling fee and payment shall be stipulated by the single credit granting document.

3.8 Its he fee need make an appointment fix /

4. Other supplementary provisions

4.1 The credit funds shall not be misappropriated for the purchase. If the credit funds are found to be misappropriated for the real estate field, the credit provider has the right to terminate the contract,

Collect the credit funds in advance, and investigate the corresponding legal responsibility.

4.2 The recipient has fully understood: (1) the relevant policies of the credit enhancement fund, Recognition that the credit enhancement fund has played a role in reducing the quasi-loan conditions or increasing the financing amount, Voluntary application for credit enhancement fund financing and credit enhancement service; (2) Credit enhancement object understands the charging principles and standards of credit enhancement fund, Voluntary pay of the credit enhancement service fee to the credit enhancement fund; And recognized that after the approval of the credit enhancement financing quota, The credit enhancement service of the credit enhancement fund is over immediately; (3) If the credit extension under the main contract of the credit enhancement fund is overdue, Regardless of whether the credit Grantor receives the risk compensation of the credit enhancement fund, Does not affect the right of the credit Grantor to the credit, the co-borrower and the guarantor to recover all debts under the main contract, The credit extension target, the co-borrower and the guarantor shall not receive the risk supplement of the credit extension fund as the credit enhancement fund

To claim the debt under the master contract.

Article 29 The text of the agreement

Copy, which shall have the same legal effect.

The terms of this Agreement are provided

[No text below on this page]

[This page is the signing page of the Credit Line Agreement of Bank of Xiamen Co., Ltd.]

The Licentee confirms that the Licentee has carefully read all the terms and conditions of this Agreement and that the relevant person of the Credit Grantor has reminded the Licentee that he may require the relevant person of the Credit Grantor to fully explain and explain any terms and address the relevant terms prior to signing this Agreement

The questions and information raised are fully explained and explained. The Enditee is now fully aware of the meaning of all the terms and conditions of this Agreement.follow

After careful consideration, the recipient agreed to accept all the terms and conditions.

This Agreement is provided by the following parties in. _______     Signed on the day.

addressee Authorized signatories: affix one's seal:	accrediting party Authorized signatories: Address: No.101, Hubin North Road, Siming District, Xiamen city contact number: 0592-5036121 Bank signature:_______________________

Witness signed: